Exhibit 99.1

Innodata Reports Second Quarter 2015 Results

NEW YORK – July 30, 2015 – INNODATA INC. (NASDAQ: INOD) today reported results for the second quarter and the six months ended June 30, 2015.

•	Total revenue was $14.1 million in the second quarter of 2015, a 2% sequential increase from $13.8 million in the first quarter of 2015. Total revenue was $14.3 million in the second quarter of 2014.

•	In the second quarter of 2015 the Company incurred a net loss of $0.8 million, or $(0.03) per diluted share, compared to a net loss of $1.8 million, or $(0.07) per diluted share, in the first quarter of 2015. Net loss in the second quarter of 2014 was $0.7 million, or $(0.03) per diluted share.

•	For the first six months of 2015, total revenue was $27.9 million, down 2% from $28.4 million in the first six months of 2014. Net loss was $2.6 million, or $(0.10) per diluted share, in the first six months of 2015, compared with net loss of $0.5 million, or $(0.02) per diluted share, for the same period in 2014.

•	Adjusted EBITDA (as defined below) was a loss of $0.2 million in the second quarter of 2015, compared to a loss of $0.4 million in the first quarter of 2015. Adjusted EBITDA was $0.2 million in the second quarter of 2014.

•	Cash, cash equivalents and investments were $23.7 million at June 30, 2015 compared to $24.2 million at December 31, 2014.

Jack Abuhoff, Chairman and CEO, said, “We are making steady progress in executing our business plans in all business segments, and we are cautiously optimistic that we will be able to deliver sequential quarter-over-quarter growth for the balance of this fiscal year.

“In our IADS segment, our proprietary APS.Extract® product is being used by five companies in the life insurance industry. We have been receiving very encouraging feedback from these clients, in terms of both product quality and the value of using digital medical data. Revenue from our IADS segment in the second quarter was $550,000, an increase of 35% over revenue in the first quarter. We expect to report revenue growth in our IADS segment in both Q3 and Q4 of this fiscal year resulting from the continued ramp-up of existing customer contracts and new customer wins.”

Abuhoff continued, “In our Media Intelligence Solutions segment we continue to enjoy a customer retention rate in excess of 90%, one of the highest in the industry, which we attribute to the strength of our products and the level of service we provide to our clients. In March, we began focusing on marketing and lead generation, and we are pleased that our efforts have yielded a substantial increase in the number of sales leads. Our near-term goal is to conclude the year with 40% growth in this segment on a constant currency basis.

“Our Bulldog Reporter’s Daily Dog blog, published by our employee Richard Carufel, achieved a marketing success last week when it was rated one of the top 10 public relations industry blogs by Forbes magazine. The Forbes article can be found at:

http://www.forbes.com/sites/robertwynne/2015/07/22/top-10-pr-blogs-you-should-be-reading/.

“Our Content Services segment reported a modest increase in revenue in the second quarter, and we are anticipating higher revenue in Content Services in the third quarter compared to the second quarter. Yesterday we signed a deal with a new client that we anticipate will be worth $4.8 million in revenue over the course of an 18 to 24 month performance period. We are also actively working to close several late-stage opportunities.”

Abuhoff concluded, “We anticipate third quarter revenue to be in the range of $14.1 - 14.8 million, consisting of Content Services revenue in the range of $12.4 - 12.9 million, IADS revenue in the range of $0.6 - 0.7 million and Media Intelligence Solutions revenue in the range of $1.1 - 1.2 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net loss to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-417-8516 (Domestic)

1-719-325-2435 (International)

1-888-203-1112 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 7598892

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 5,000 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Recent Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions (“IADS”) segment is a venture formed in 2011 with minimal revenue to date, that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Content Services clients and the ability of these clients to reduce, delay or cancel projects; continuing Content Services segment revenue concentration in a limited number of clients; continuing Content Services segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

or

Media Contact

Stanley or Andrew Berger

SM Berger & Company

(216) 464-6400

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Revenues	$14,063	$14,314	$27,865	$28,380

Operating costs and expenses:
Direct operating costs	10,991	11,319	22,115	21,610
Selling and administrative expenses	4,278	3,862	8,413	7,651
Interest income, net	(19)	(22)	(45)	(31)
Totals	15,250	15,159	30,483	29,230

Loss before income taxes	(1,187)	(845)	(2,618)	(850)
Provision for (benefit from) income taxes	(254)	106	301	207
Net loss	(933)	(951)	(2,919)	(1,057)
Loss attributable to non-controlling interests	134	288	280	583
Net loss attributable to Innodata Inc. and Subsidiaries	$(799)	$(663)	$(2,639)	$(474)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and Diluted	$(0.03)	$(0.03)	$(0.10)	$(0.02)
Weighted average shares outstanding:
Basic and Diluted	25,337	25,239	25,337	25,146

Comprehensive income (loss):

Net loss	$(933)	$(951)	$(2,919)	$(1,057)
Pension liability adjustment, net of taxes	10	25	20	20
Change in fair values of derivatives, net of taxes	(23)	255	483	910
Foreign currency translation adjustment, net of taxes	119	-	(420)	-
Other Comprehensive income	106	280	83	930
Total Comprehensive loss	(827)	(671)	(2,836)	(127)
Comprehensive loss attributed to non-controlling interest	134	288	280	583
Comprehensive income (loss) attributable to Innodata Inc. and Subsidiaries	$(693)	$(383)	$(2,556)	$456

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$23,696	$24,216
Accounts receivable, net	9,810	10,445
Prepaid expenses and other current assets	3,105	3,020
Deferred income taxes	254	254
Total current assets	36,865	37,935
Property and equipment, net	5,256	5,915
Other assets	2,646	2,718
Deferred income taxes	1,448	1,397
Intangibles, net	4,692	5,261
Goodwill	1,573	1,635
Total assets	$52,480	$54,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,579	$4,698
Accrued salaries, wages and related benefits	5,009	4,464
Income and other taxes	1,329	1,325
Current portion of long term obligations	1,363	1,606
Deferred income taxes	13	75
Total current liabilities	12,293	12,168
Deferred income taxes	807	879
Long term obligations	5,383	5,540
Non-controlling interests	(3,229)	(2,949)
STOCKHOLDERS’ EQUITY:	37,226	39,223
Total liabilities and stockholders’ equity	$52,480	$54,861

INNODATA INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in thousands)

Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net loss attributable to Innodata Inc. and Subsidiaries	$(799)	$(663)	$(2,639)	$(474)
Depreciation and amortization	709	679	1,436	1,391
Stock-based compensation	274	346	559	544
Provision for (benefit from) income taxes	(254)	106	301	207
Interest income, net	(19)	(22)	(45)	(31)
Non-controlling interests	(134)	(288)	(280)	(583)
Adjusted EBITDA	$(223)	$158	$(668)	$1,054